Exhibit 99.1

    PAYLESS SHOESOURCE ANNOUNCES ELECTION OF MATTHEW RUBEL TO CHIEF EXECUTIVE
                              OFFICER AND PRESIDENT

                   HOWARD FRICKE ELECTED CHAIRMAN OF THE BOARD

    TOPEKA, Kan., July 18 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) has completed its previously announced senior management succession. Matthew E. Rubel has been elected Chief Executive Officer and President of the company, effective today. Mr. Rubel was also elected to the company's Board of Directors. Howard R. Fricke has been elected Chairman of the Board. This is consistent with the company's previously announced decision to name a Non-Executive Chairman of the Board. Steven J. Douglass has resigned from the Board of Directors and from his positions as Chairman and Chief Executive Officer of the company.

    Mr. Rubel, 47, was Chairman and CEO of Cole Haan, a wholly-owned subsidiary of Nike, Inc. from February 1999 to July 2005. Prior to joining Cole Haan, Mr. Rubel was Executive Vice President, J. Crew Group and CEO of Popular Club Plan from 1994 to 1999, and in November 1998, led the sale of Popular from J. Crew to Fingerhut. While at J. Crew Group, Mr. Rubel was responsible for all licensing and international activities, as well as brand marketing and served on its Group Executive Committee. Mr. Rubel has also served as President and CEO of Pepe Jeans USA. and President of the Specialty Division of Revlon. Mr. Rubel has a Bachelor of Science degree from Ohio University and an MBA from the University of Miami (Florida).

    Mr. Fricke, 69, has been Chairman of the Board of the Security Benefit Group of Companies since 1988, and has been Secretary of Commerce for the State of Kansas since September 2004. Mr. Fricke was Secretary of Administration for the State of Kansas from December 2002 until September 2004. He served as Chief Executive Officer of Security Benefit from 1988 to January 2001. Mr. Fricke has served as a Director of Payless ShoeSource, Inc. since 1996, and has served as Lead Director since May 2002.

    "I am excited to begin working to build on the strong foundation established by Steven and his team," said Mr. Rubel. "As the largest specialty family footwear retailer in the Western Hemisphere, Payless ShoeSource is a unique and powerful platform. Our team will work to build growth strategies and initiatives that leverage the company's outstanding strengths in sourcing and distribution. We will focus on building even stronger connections with the consumer by creating emotionally enticing product, brand communications and point of sale. The company's focus on its core business, and continued strong execution of its Merchandise Authority strategy, are powerful pillars to build upon as we strive to create long-term value for our shareowners."

    Consistent with previous disclosures, Mr. Rubel has been awarded 214,250 shares of restricted stock and an option to purchase 720,000 shares as an "inducement grant," under New York Stock Exchange rules. The restricted shares will vest in July 2008. The option is priced at $20.93 and will vest as follows:
120,000 shares on the first and fourth anniversary of the grant, 240,000 shares on the second and third anniversary of the grant. The option will expire in 2012. The company is required to register the resale by Mr. Rubel of the restricted shares and the shares underlying the option.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of June 2005, the company operated a total of 4,632 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com, at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance and changes in executive leadership of the company. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE  Payless ShoeSource, Inc.
    -0-                             07/18/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.payless.com /